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                                                                Exhibit 23(b)


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated May 9, 1997 as regards (i) the audited consolidated financial statements of EV International, Inc. as of February 28, 1997 and for the period from February 11, 1997 through February 28, 1997 (new basis of accounting), and (ii) the audited consolidated statements of income and cash flows for the period for March 1, 1996 through February 10, 1997 (predecessor basis of accounting), and to all references to our Firm included in or made a part of this registration statement.



ARTHUR ANDERSEN LLP
July 21, 1997